Exhibit 99.1

Cover-All Technologies Inc. 55 Lane Road, Suite 300 Fairfield, NJ 07004 Tel: 973.461.5200	FOR IMMEDIATE RELEASE

Cover-All Technologies Receives Credit Facility for Working Capital from Imperium Partners

FAIRFIELD, New Jersey, September 14, 2012 - Cover-All Technologies Inc. (NYSE MKT:COVR), a Delaware corporation and provider of the Cover-All family of insurance software solutions for the property / casualty (P&C) insurance marketplace, announced today that Imperium Commercial Finance Master Fund LP, an affiliate of Imperium Partners , has provided a $2.25 million credit facility for working capital purposes which will support Cover-All’s product/services expansion and growth initiatives.

The $2.25 million credit facility consists of a $2 million three-year term loan, bearing interest at a fixed rate of 8% per annum, and a $250,000 revolving credit facility, also bearing interest at a fixed rate of 8% per annum. Imperium also will receive five-year warrants to purchase 1.4 million shares of Cover-All's common stock, with an exercise price of $1.48 per share.

“Cover-All is pleased to have entered into this credit facility and to have established a financial relationship with Imperium Partners Group, which clearly understands the needs of a growth company like ours,” said John W. Roblin, Chairman and CEO of Cover-All Technologies. “This financing gives us flexibility to execute on our business strategy of developing innovative solutions and expansion of our sales/marketing activities.”

“We are pleased to provide this facility for Cover-All,” said John Michaelson, CEO at Imperium Partners. “Cover-All is a company with outstanding leadership, customer base, products and growth potential. We look forward to contributing to its long-term success.”

Cover-All is transforming itself from a niche provider of policy administration software to a leading provider of a full suite of insurance solutions for the property and casualty industry. The transformation includes two strategic acquisitions, introduction of a new Policy administration platform, complete development of out of the box insurance products (including ISO Commercial Automobile, Commercial General Liability, Crime, Inland Marine, Property, Business Owners Policy and NCCI Workers Compensation), Claims, and an exciting new Business Intelligence product. In addition, Cover-All will be introducing a new Billing system and a set of capabilities (Dev Studio) that are designed to enable customers to develop and support their own products utilizing robust tools.

“Building upon five consecutive years of record revenues, Cover-All remains committed to our growth strategy based upon providing innovative products and services to the property and casualty marketplace as well as strategic acquisitions,” concluded Mr. Roblin.

About Cover-All Technologies Inc.

Cover-All provides P&C insurance professionals a robust state-of-the-art, browser-based family of Policy, Business Intelligence, and Claims solutions designed to deliver products to market faster, enhance quality, ensure compliance, and reduce costs. With offices in Fairfield, NJ, Manhattan and Honolulu, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way P&C insurance business is conducted.

Additional information is available online at www.cover-all.com.

About Imperium Partners

Imperium Partners is a New York City-based investment management firm that advises families and pension funds. It also manages funds that provide credit to growth companies, invest in special situations including restructurings and management buyouts and provide equity capital.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful implementation of our acquisition strategies and our ability to complete or integrate acquisitions, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control. Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on April 2, 2012, copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:

Ann Massey

Chief Financial Officer

(973) 461-5190

amassey@cover-all.com

Investor Contact:

Hayden IR

Brett Maas, Principal

(646) 536-7331

brett@haydenir.com